Exhibit 10.42
Equinix, Inc. 2020 Equity Incentive Plan
Notice of Restricted Stock Unit Award
For Executives

You have been granted the number of restricted stock units (“Restricted Stock Units”) indicated below by Equinix, Inc. (the “Company”) on the following terms:
Name:         Merrie Williamson
Employee ID #:

Restricted Stock Unit Award Details:

Date of Grant:    March 25, 2024
Award Number:
Minimum Restricted Stock Units (0%):
Target Restricted Stock Units (100%):
Max Restricted Stock Units (200%):
Performance Period: January 1, 2024 through December 31, 2026

Each Restricted Stock Unit represents the right to receive one share of the Common Stock of the Company, and any Dividend Equivalents thereon prior to settlement, subject to the terms and conditions contained in this Notice of Restricted Stock Unit Award for Executives and the Restricted Stock Unit Agreement (together, the “Award Agreement”). Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the 2020 Equity Incentive Plan (the “Plan”).

Vesting Schedule:
Vesting is dependent upon continuous active service as an Employee, Consultant or Director of the Company or a Subsidiary of the Company (“Service”) throughout the vesting period.
The Restricted Stock Units, and any Dividend Equivalents thereon, shall vest in a number of shares determined based on the total shareholder return (“TSR”) of the Company’s Common Stock (“EQIX”) against the S&P 500 Total Return (SP500TR) (the “Index”), calculated using the 30-day trading averages for both EQIX and the Index prior to the start (January 1, 2024) and end (December 31, 2026) of the Performance Period, and including the reinvestment of regular dividends paid by the Company and by the Index (provided both the Company and the Index are paying regular dividends). EQIX performance above and below that of the Index results in the scaling set forth on Exhibit A hereto. The number of Restricted Stock Units, and any Dividend Equivalents thereon, vesting under the award may range from 0% to 200% of the Target Restricted Stock Units as further illustrated on the attached Exhibit A; however, if the Company’s TSR is negative during the Performance Period, vesting under the award shall be limited to 100% of the Target Restricted Stock Units.
Vesting shall occur on the first Trading Day that coincides with or follows the date upon which the Board, or a committee thereof, certifies the TSR over the Performance Period. Any Restricted Stock Units, and Dividend Equivalents thereon, that fail to vest based on the Company’s TSR achievement shall be forfeited to the Company.
In the event of a Change in Control before the end of the 2026 fiscal year, the Performance Period shall be deemed terminated as of the effective date of the Change in Control (the “Shortened Performance Period”), such that TSR shall be calculated against the Index using the 30-day trading averages for both EQIX and the Index at the start and end of the Shortened Performance Period, including reinvested dividends (provided both the Company and the Index are paying regular dividends), to determine the number of the Restricted Stock Units, and any Dividend Equivalents thereon, that are deemed earned in an amount ranging from 0% to 200% as further illustrated on the attached Exhibit A, but that will remain unvested until December 31, 2026, except as otherwise provided in the Plan and the Agreement. The remaining unearned Restricted Stock Units, and Dividend Equivalents thereon, shall be forfeited to the Company upon such Change in Control (and such forfeited Restricted Stock Units, and any Dividend Equivalents thereon, will not accelerate in the event this Award is not assumed or substituted with a new award).
By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Units, and any Dividend Equivalents thereon, are granted under and governed by the terms and conditions of the Plan and the Agreement that is attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.
By your signature below, you agree to cover all Tax-Related Items as defined in the Agreement.

Recipient:        Equinix, Inc.
Signature:         By:
Print Name:          Title: CEO & President
Date:___________________________

Equinix, Inc. 2020 Equity Incentive Plan
Restricted Stock Unit Agreement

Payment for Shares	No payment is required for the Restricted Stock Units, and any Dividend Equivalents thereon, you receive.
Vesting	The Restricted Stock Units, and any Dividend Equivalents thereon, that you are receiving will vest in accordance with the Vesting Schedule stated in the Notice of Restricted Stock Unit Award for Executives; provided, however, that if your Service terminates due to your death, then the portion of the Restricted Stock Units, and any Dividend Equivalents thereon, will remain outstanding and eligible to vest subject to the Company’s TSR achievement, as follows: (i) if the termination of Service due to death occurs during the first fiscal year of the Performance Period, then 1/3 of the Restricted Stock Units will remain outstanding and eligible to vest, (ii) if the termination of Service due to death occurs during the second fiscal year of the Performance Period, then 2/3 of the Restricted Stock Units will remain outstanding and eligible to vest, and (iii) if the termination of Service due to death occurs during or after the third fiscal year of the Performance Period, then all of the Restricted Stock Units will remain outstanding and eligible to vest. Any such Restricted Stock Units that remain outstanding and eligible to vest will remain outstanding until after the end of the Performance Period (or, if applicable, the Shortened Performance Period), and will vest based on the Company’s TSR achievement as determined by the Board (or a committee thereof), and any such Restricted Stock Units that so vest (and cash equal to the Dividend Equivalents thereon) will be released to your estate or legal heirs, as applicable, at such time as set forth under “Settlement of Units” below. For the avoidance of doubt, other than in the case of your death or a Qualifying Termination, unless otherwise determined by the Administrator, Service during only a portion of the relevant vesting period, but where your Service has terminated prior to a vesting date, will not entitle you to vest in a pro-rata portion of the Restricted Stock Units, or any Dividend Equivalents thereon, on such vesting date, nor entitle you to compensation for lost vesting.

No additional Restricted Stock Units, or any Dividend Equivalents thereon, vest after your Service has terminated for any reason other than death, as determined in accordance with subsection (i) of the provision below titled “No Retention Rights.” It is intended that vesting in the Restricted Stock Units, and any Dividend Equivalents thereon, is commensurate with a full-time work schedule and adjustments to vesting may be made for a part-time or reduced work schedule. For possible adjustments that may be made by the Company, see the provision below titled “Leaves of Absence and Part-Time Work.”

Dividend Equivalents
You will be credited with Dividend Equivalents equal to the dividends you would have received if you had been the record owner of the Common Stock underlying the Restricted Stock Units on each dividend record date on or after the Date of Award and through the date you receive a settlement pursuant to the provision below titled “Settlement of Units” (the “Dividend Equivalent”). Dividend Equivalents shall be subject to the same terms and conditions as the Restricted Stock Units originally awarded pursuant to this Award Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original Restricted Stock Unit award. If a dividend on the Common Stock is payable wholly or partially in Common Stock, the Dividend Equivalent representing that portion shall be in the form of additional Restricted Stock Units, credited on a one-for-one basis. If a dividend on the Common Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall be in the form of cash, which will be paid to you, without interest, as described below in the provision “Settlement of Units;” provided, however, that the Administrator may, in its discretion, provide that the cash portion of any extraordinary distribution on the Common Stock shall be in the form of additional Restricted Stock Units. If a dividend on the Common Stock is payable wholly or partially other than in cash or Common Stock, the Administrator may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances.

Settlement of Units
Each Restricted Stock Unit, and any Dividend Equivalents thereon, will be settled on the first Trading Day that occurs on or after the day when the Restricted Stock Unit vests. However, each Restricted Stock Unit, and any Dividend Equivalents thereon, must be settled not later than March 15 of the calendar year after the calendar year in which the Restricted Stock Unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Restricted Stock Unit (no fractional shares will be issued) and an amount of cash, without additional earnings or interest and rounded to the nearest whole cent, equal to (i) the value of any fractional share and (ii) the cash portion of the accumulated Dividend Equivalents applicable to the vested Restricted Stock Units, less any withholding obligations for Tax-Related Items. Any cash may be distributed to you directly or may be used to offset any withholding obligation for Tax-Related Items at the time of the vesting/settlement of the Restricted Stock Units and any Dividend Equivalents thereon.

“Trading Day”
“Trading Day” means a day that satisfies each of the following requirements:
The Nasdaq Global Market is open for trading on that day;
•    You are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act;
•    Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the U.S. Securities and Exchange Commission or (b) your sale of Shares on that day is permitted in compliance with the requirements of Rule 10b5-1(c)(1) of the Exchange Act;
•    Under the Company’s Insider Trading Policy, you are permitted to sell Shares on that day; and
•    You are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

Change in Control
In the event of any Change in Control, the vesting of the Restricted Stock Units, and any Dividend Equivalents thereon, will not automatically accelerate unless this Award is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or its parent). The determination of award comparability will be made by the Administrator, and its determination will be final, binding and conclusive.

In addition, you will vest as to 100% of the unvested Restricted Stock Units, and any Dividend Equivalents thereon, if the Company is subject to a Change in Control and you are subject to a Qualifying Termination (as defined below) in connection with the Change in Control.
Notwithstanding the foregoing, any action taken in connection with a Change in Control must either (a) preserve the exemption of the Restricted Stock Units, and any Dividend Equivalents thereon, from Section 409A of the Code or (b) comply with Section 409A of the Code.

Qualifying Termination
A Qualifying Termination means (A) a “Qualifying Termination,” as defined in any Severance Agreement that you are a party to or participate in at the relevant time, or (B) if there is no such Severance Agreement with a definition of a “Qualifying Termination”, a Separation (as defined below) resulting from: (i) involuntary discharge for any reason other than Cause (as defined below) within 12 months after a Change in Control; or (ii) your voluntary resignation for Good Reason (as defined below), between the date that is four months following a Change in Control and the date that is 12 months following a Change in Control; provided, however, that the grounds for Good Reason may arise at any time within the 12 months following the Change in Control.
Cause means (A) “Cause,” as defined in any Severance Agreement that you are a party to or participate in at the relevant time, or (B) if there is no such Severance Agreement with a definition of “Cause,” (i) conviction of, or guilty/no contest plea to, a felony or a crime involving moral turpitude, the nature and circumstances of which are determined in the Board’s discretion to disqualify you from continued employment with Company; (ii) unauthorized use or disclosure of the proprietary or other confidential information of the Company or any of its affiliates or of any client or customer of the Company or any of its affiliates; (iii) fraud, embezzlement, theft or misappropriation of assets of the Company or any of its affiliates or of any client or customer of the Company or any of its affiliates; (iv) insubordination (meaning the repeated refusal to carry out lawful directives of the Board); (v) material breach of any agreement with the Company or material violation of a Company policy or the Company’s code of conduct, including, without limitation, a material violation of the Company’s anti-harassment or anti-discrimination policies; (vi) gross negligence or willful misconduct in the performance of her duties and responsibilities to the Company; or (vii) engaging in misconduct or offensive or inappropriate activity, in each case that causes actual or potential significant harm (including financial or reputational harm) to the Company or any of its affiliates.
Good Reason means: (A) “Good Reason,” as defined in any Severance Agreement that you are a party to or participate in at the relevant time, or (B) if there is no such Severance Agreement with a definition of “Good Reason,” (i) a material diminution in your authority, duties or responsibilities; (ii) a material reduction in your level of compensation (including base salary and target bonus) other than pursuant to a Company-wide reduction of compensation where the reduction affects the other executive officers and your reduction is substantially equal, on a percentage basis, to the reduction of the other executive officers; or (iii) a relocation of your place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.
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For vesting to accelerate as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in (i) through (iii) of the preceding paragraph; (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no acceleration benefit; and (3) any termination of employment under this provision must occur within 18 months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within 12 months following the occurrence of a Change in Control, you may assert Good Reason again subject to all of the conditions set forth herein.
Separation means a “separation from service,” as defined in the regulations under Section 409A of the Code

Forfeiture	If your Service terminates for any reason, then your Restricted Stock Units, and any Dividend Equivalents thereon, will be forfeited to the extent that they have not vested before the termination date (as determined in accordance with subsection (i) of the provision titled “No Retention Rights” below), unless there is vesting acceleration in the event of a Qualifying Termination or in the event of your death. Forfeiture means that the Restricted Stock Units, and any Dividend Equivalents thereon, will immediately revert to the Company. You receive no payment for Restricted Stock Units, and any Dividend Equivalents thereon, that are forfeited.

Leaves of Absence and Part-Time Work
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company or a Subsidiary in writing. But your Service terminates when the approved leave ends, unless you immediately return to active work.
The Company’s Chief Human Resources Officer or any other person(s) appointed by the Administrator to make determinations under this provision shall have the discretion to determine whether vesting will be suspended during a leave of absence. Such determination will be made on a case-by-case basis or pursuant to a policy adopted by the Company, in either case in accordance with Applicable Law. Upon your return to active work (as determined by the Company), vesting will resume; however, unless otherwise provided by the Chief Human Resources Officer or other person(s) appointed by the Administrator or if otherwise required by Applicable Law, you will not receive credit for any vesting until you work an amount of time equal to the period of your leave.
If you and the Company or a Subsidiary agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the Restricted Stock Units, and any Dividend Equivalents thereon, vest, so that the rate of vesting is commensurate with your reduced work schedule, provided such modification to your vesting schedule is in accordance with Applicable Law. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company or a Subsidiary pertaining to your reduced work schedule.
The Company shall not be required to adjust any vesting schedule pursuant to this provision. Further, the vesting schedule shall not be adjusted as described in this provision to the extent that the adjustment would cause the Restricted Stock Units to be subject to, or to violate, Section 409A of the Code.

Section 409A	This provision applies only to the extent you are a U.S. taxpayer, and only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any Restricted Stock Units, and any Dividend Equivalents thereon, that otherwise would have been settled or paid during the first six months following your separation from service will instead be settled or paid on the first business day following the six-month anniversary of your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.
Settlement / Stock Certificates	No Shares shall be issued to you prior to the settlement date. At settlement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives or heirs, as the case may be, the number of Shares representing your vested Restricted Stock Units. No fractional shares shall be issued.
Stockholder Rights	The Restricted Stock Units do not entitle you to any of the rights of a stockholder of the Company. Your rights, including rights to any Dividend Equivalents, shall remain forfeitable at all times prior to the date on which you vest in your Award. Upon settlement of the Restricted Stock Units into Shares, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted	You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units or rights under this Award Agreement other than by will or by the laws of descent and distribution.
Responsibility for Taxes
You acknowledge that, regardless of any action the Company and/or, if different, the Subsidiary which employs you (the “Employer”) take with respect to any or all income tax (including U.S. or non-U.S. federal, state and local tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer, in its discretion, to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of shares acquired at settlement, the receipt of any Dividend Equivalents and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant tax withholding event, you agree that you have authorized the Company and/or the Employer, or their respective agents to satisfy any withholding obligation by withholding from any cash payment for Dividend Equivalents and from the proceeds of the sale of the portion of the Shares to be delivered under your vested Restricted Stock Units necessary to satisfy the Tax-Related Items withholding obligations, through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent) (the “Mandatory Sale”). You acknowledge that you may not exercise control over the timing of such Mandatory Sale.
Notwithstanding the foregoing, if such Mandatory Sale is prohibited by a legal, contractual or regulatory restriction or would no longer be in compliance with the requirements of Rule 10b5-1(c)(1) of the Exchange Act, or if the obligation for withholding of Tax-Related Items arises at a time other than in connection with the vesting (and associated settlement) of the Restricted Stock Units, then you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by: (i) withholding from your wages or other cash compensation payable to you by the Company and/or the Employer; or (ii) withholding in Shares to be issued upon settlement of your Restricted Stock Units. With respect to subsection (ii) of this provision, this form of withholding must be authorized by the Administrator (as constituted in accordance with Rule 16b-3 under the Exchange Act) if you are a Section 16 officer of the Company subject to Section 16 of the Exchange Act.

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction(s). In the event of over-withholding you may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll processes (with no entitlement to the equivalent in Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the Company satisfies the obligation for Tax-Related Items by withholding a number of Shares as described above, for tax purposes, you are deemed to have been issued the full number of shares subject to the award of Restricted Stock Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your award of Restricted Stock Units, vesting of the Restricted Stock Units, settlement of Dividend Equivalents or the issuance of Shares in settlement of vested Restricted Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds of the sale of Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale
You agree not to sell any Shares you receive under this Award Agreement at a time when Applicable Laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided in the Plan; (b) the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, and any Dividend Equivalents thereon, or benefits in lieu of Restricted Stock Units, and any Dividend Equivalents thereon, even if Restricted Stock Units have been granted in the past; (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (d) the Restricted Stock Units are granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Subsidiary; (e) the grant of Restricted Stock Units and your participation in the Plan is voluntary; (f) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your Service at any time; (g) the Award and your participation in the Plan will not be interpreted to form or amend an employment or service contract or relationship with the Company; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) in the event of your termination of Service (whether or not in breach of local labor laws and whether or not later found to be invalid), except in the case of your death, your right to vest in the Restricted Stock Units, and any Dividend Equivalents thereon, under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Company’s Chief Human Resources Officer, or any other person(s) appointed by the Administrator or secondary committee appointed by the Board to make determinations under this provision, as applicable, shall have the exclusive discretion to determine when you are no longer actively employed for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence); (j) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and (k) you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

If you reside outside the U.S., the following additional provisions shall apply: (l) the Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (m) the Award is not intended to replace any pension rights or compensation; (n) unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary; (o) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, the Company or any other Subsidiary, and that is outside the scope of your employment or service contract, if any; (p) no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the Award resulting from termination of Service (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid); and/or (ii) forfeiture of the Award or recoupment of any Shares, cash or other benefits acquired pursuant to the Award resulting from the application of any recoupment or clawback policy of the Company, as it may be amended from time to time (whether such policy is adopted on or after the date of this Award Agreement) or any recoupment otherwise required by Applicable Laws, regulations or stock exchange listing standards; and (q) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units, and any Dividend Equivalents thereon, or of any amount due to you pursuant to the settlement of the Restricted Stock Units, and any Dividend Equivalents thereon, under the Plan or the subsequent sale of the Shares acquired by you under the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Stock Units that will vest in any future installments will be adjusted accordingly, as provided for in the Plan.

Recoupment
In consideration of the grant of Restricted Stock Units under this Award Agreement, you hereby agree that (i) to the extent you are or become covered by the Company’s Recoupment Policy, as may be amended from time to time, or as required under Applicable Laws, regulations or stock exchange listing standards (collectively, the “Recoupment Policy”),  any compensation provided to you (including compensation granted, paid or provided to or earned by you before on or following the date hereof) that is covered by the Recoupment Policy shall be subject to the recoupment and/or forfeiture provisions thereof, and (ii) the Recoupment Policy shall be deemed to amend (on both a retroactive and prospective basis) the terms of any employment, compensation or similar agreement to which you are a party, and the terms of any compensation plan, program or agreement under which any incentive-based compensation has been or may be granted, awarded, earned or paid to you (including without limitation, award agreement evidencing an award granted to you under the Plan). In the event it is determined that any amounts granted, awarded, earned or paid to you must be forfeited or reimbursed to the Company pursuant to the Recoupment Policy, you agree that you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

Without limiting the foregoing, the Restricted Stock Units, whether vested or unvested, and/or the Shares, cash or other benefits acquired pursuant to the Restricted Stock Units will be subject to recoupment under the Recoupment Policy. In order to satisfy any recoupment obligation arising under the Recoupment Policy, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares or other amounts acquired pursuant to the Restricted Stock Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Recoupment Policy. No recovery of compensation as described in this section will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, any Subsidiary and/or the Employer.

Data Privacy Notice and Consent
a)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all purchase rights or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing your participation in the Plan. The legal basis, where required, for the processing of Data is legitimate interest or your consent (where legitimate interest is not applicable).
b)    Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Services, Inc. or Morgan Stanley Smith Barney, which are assisting the Company with the implementation, administration and management of the Plan (the “Designated Broker”). The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.
c)    International Data Transfers. The Data shall be shared with the Company and the Designated Broker as this is necessary for the purposes of implementing, administering and managing your participation in the Plan. The Company and the Designated Broker are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is legitimate interest or your consent (where legitimate interest is not applicable).
d)    Data Retention. The Company and the Employer will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of Service. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
e)    Voluntariness and Consequences of Consent Denial or Withdrawal (This section only applies where legitimate interest is not applicable as the Company’s legal basis for the data processing practices described herein). Participation in the Plan is voluntary, and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or you withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to you or administer or maintain such awards.

f) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact the Company’s Privacy Office via the Company’s Privacy Hub intranet page.
g)    By accepting the Restricted Stock Units via the Company’s acceptance procedure, you are declaring agreement with the data processing practices described herein on the Company’s legal basis of (1) legitimate interest or (2) consent (where legitimate interest is not applicable), to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, you understand that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that you provide another data privacy consent. If applicable, you agree that upon request of the Company or the Employer, you will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your or your broker’s country or the country in which Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the Applicable Laws or regulations in the applicable jurisdictions or your country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow Employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company Insider Trading Policy.  You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.

Foreign Asset / Account Reporting Requirements and Exchange Controls	Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.
Severability	The provisions of this Award Agreement are severable and if any one or more provisions are determined to be invalid or otherwise enforceable, in whole or in part, the remaining provisions shall continue in effect.
Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you.
Language	You acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of this Award Agreement and any other documents related to the Plan. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.
Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Governing Law / Venue
This Award Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware (except their choice of law provisions).
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A. or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units, and any Dividend Equivalents thereon, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
The Plan and Other Agreements
The text of the Plan is incorporated in this Award Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Stock Services Department.
This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Award Agreement may be amended only by another written agreement between the parties or as otherwise provided in Section 10.7 of the Plan.

By signing the Notice of Restricted Stock Unit Award For Executives, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A

Ramped Accelerator/Decelerator (0% Min Payout)

Index	S&P 500 - SP500TR		Performance	Payout	Scale
Perf. Period	3 years		>50%	200%	2:1
TSR Calc.	EQIX vs. S&P 500		+50%	200%	2:1
			+40%	180%	2:1
Min TSR for payout	NA		+30%	160%	2:1
Minimum Payout	0%		+25%	150%	2:1
Maximum Payout	200%		+20%	140%	2:1
			+10%	120%	2:1
Performance Scale	Above Index	2:1	+1%	102%	2:1
	Index	1:1	=	100%	1:1
	Below Index	2:1	-1%	98%	2:1
			-10%	80%	2:1
			-20%	60%	2:1
			-30%	40%	2:1
			-35%	30%	2:1
			-40%	20%	2:1
			>-40%	0%	2:1

TSR calculation to include reinvested regular dividends paid by both the Company and the Index; provided both the Company and the Index are paying regular dividends. If the Company’s TSR is negative during the Performance Period, any such payout shall be limited to 100% of the Target Restricted Stock Units.